Exhibit 19.1

Insider Trading Policy

Revised 09/18/2024

TABLE OF CONTENTS

Introduction	2
Scope	2
Prohibition on Trading While Aware of Material Nonpublic Information	2
Other Prohibitions on Trading Activities	3
Prohibition on Tipping Others	3
Blackout Periods and Covered Persons	3
Securities Transactions	4
Trading Compliance Officer	4
Rule 10b5-1 Safe Harbor	5
Individual Responsibility	5
Further Information	6
Acknowledgement and Certification	6

Introduction

This Insider Trading Policy provides guidelines with respect to transactions in the securities of Northwest Pipe Company and the handling of confidential information about the Company and the companies with which the Company does business. This Policy has been adopted to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from (i) trading in the securities of that company, or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Scope

This Policy applies to all employees, officers and directors of the Company. Additionally, this Policy applies to all directors’, officers’ and employees’ family and household members, and any outsiders designated as insiders because they have access to the Company’s material nonpublic information. Collectively, this group is referred to as an “Insider” in this Policy.

This Policy applies to any entities that an Insider influences or controls, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for transactions of the Insider.

This Policy applies to any and all transactions in the Company’s securities and any other type of securities the Company may issue.

This Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company, so long as the terminated individual continues to have access to the Company’s material nonpublic information.

Prohibition on Trading While Aware of Material Nonpublic Information

No Insider may trade in Company securities while possessing material nonpublic information concerning the Company.

Information is generally regarded as material if it has market significance; that is, if it is information an investor would want to know before making an investment decision, or if it is information that could reasonably be expected to affect the price of the Company’s securities.

While it is not possible to identify all information that would be considered material, information dealing with the following subjects is reasonably likely to be material in particular situations:

●	Financial performance, especially quarterly and year-end earnings;

●	Significant changes in the Company’s prospects;
●	Discoveries or changes in products or product lines;
●	Significant write-downs in assets or increases in reserves;
●	Developments regarding significant litigation or government agency investigations;
●	Liquidity problems;
●	Changes in earnings estimates or unusual gains or losses in major operation;
●	Major changes in management;
●	Extraordinary borrowings;
●	Award or loss of a significant contract;
●	Significant proposed mergers, acquisitions, investments, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
●	Public offerings.

Information is generally regarded as nonpublic if it has not yet been disseminated in a manner designed to reach investors. For purposes of this Policy, information that is widely disseminated to the public through major news wire services, national news services, or financial news services will be considered public after the close of trading on the second full trading day following the Company’s release of the information.

Other Prohibitions on Trading Activities

No Insider who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Prohibition on Tipping Others

No Insider may “tip” or disclose material nonpublic information concerning the Company to any outside person, including friends, a spouse, a family member, or a business associate, unless required as part of that person’s regular duties for the Company. In any instance in which such information is disclosed to outsiders, in addition to the other provisions of this Policy, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement.

Blackout Periods and Covered Persons

“Covered Persons” are officers, directors, all Corporate Office employees, and any employee who is Grade J or above.

No Covered Person may trade in the Company’s securities during either of these two situations:

1.	The Trading Compliance Officer has advised that no transactions in the Company’s securities may be conducted; or
2.	The period beginning two weeks before the last day of the quarter, and ending at the close of trading on the second full trading day following the Company’s disclosure of earnings.

Securities Transactions

All Covered Persons must obtain prior approval of all trades of the Company’s securities from the Company’s Trading Compliance Officer. This includes gifts of the Company’s securities to a charitable or religious organization. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

Hedging and Pledging

Pursuant to the Company’s Stock Ownership and Anti-Hedging/Pledging Policy, Covered Persons may not engage in hedging transactions related to the Company’s stock, nor may they pledge the Company’s stock as collateral for a loan.

Other equity plan awards

This Policy does not apply to the vesting of restricted stock or performance shares, or to the surrender of shares subject to the equity award to satisfy the tax withholding requirements. This Policy does, however, apply to any market sale of the equity award.

Trading Compliance Officer

The Company’s Chief Financial Officer has been identified as the Trading Compliance Officer for this Policy, and will perform, or his or her designate will perform, the following duties:

1.	Assist with the implementation of this Policy;
2.	Circulate this Policy to all employees;
3.	Ensure this Policy is amended as necessary to remain up to date with insider trading laws;
4.	Pre-clear all transactions by Covered Persons in the Company’s securities; and
5.	Pre-clear each 10b5-1 trading plan entered into by Covered Persons who serve as directors or officers of the Company.

In instances where the Chief Financial Officer wishes to transact in the Company’s securities as provided for under this policy, an independent member of the Company’s management team will be identified to act as the Trading Compliance Officer and perform the pre-clearance responsibilities for that specific trading plan.

Rule 10b5-1 Safe Harbor

This Policy does not apply to transactions occurring under a pre-existing written plan, contract, instruction, or arrangement under Securities and Exchange Commission Rule 10b5-1 (an "Approved 10b5-1 Plan") that:

1.	specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;
2.	certifies that the plan was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material non-public information about the Company;
3.

gives a third party broker (“Broker) the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; and.

4.	has been reviewed and approved by the Trading Compliance Officer;

To gain the affirmative defense, all 10b5-1 trading plans must meet the rules (as amended) by the Securities and Exchange Commission, specifically the cooling-off period equal to later of:

●	ninety (90) days following plan adoption or modification; or
●	two (2) business days following the reporting of quarterly financial results for the fiscal quarter in which the plan was adopted/modified (however, not to exceed 120 days)

Except for emergencies, Covered Persons who are either a director or officer of the Company are to transact in Company securities only pursuant to an Approved 10b5-1 Plan. Covered Persons cannot initiate duplicate 10b5-1 trading plans and must wait until an existing plan comes to term before initiating a new plan. This policy discourages the subsequent amendment or termination of trading plans an Insider creates with Broker.

Transactions initiated using Approved 10b5-1 Plans are limited to the minimum ownership requirements described under the Company’s Stock Ownership and Anti-Hedging/Pledging Policy. The Trading Compliance Officer will consider the number of shares subject to a proposed trading plan to ensure ownership requirements are not violated by the affected directors and officers. Once approved by the Trading Compliance Officer, Insider must promptly submit the Approved 10b5-1 Plan to Broker.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of material nonpublic information. Each person is responsible for making sure that he or she complies with this Policy. Any action on the part of the Company, the Trading Compliance Officer, or any other employee pursuant to this Policy does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

Further Information

Any questions about the content or application of this Policy may be directed to the Trading Compliance Officer. Additionally, any person who is unsure whether the information they possess is material or nonpublic must consult with the Trading Compliance Officer before trading in any Company securities.

Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.